PROFIT-SHARING PLAN
AGREEMENT

          THIS PROFIT-SHARING PLAN AGREEMENT (the "Agreement") dated as of August 14, 2003 among COGENTRIX ENERGY, INC. ("Employer") and James E. Lewis ("Employee") shall constitute the exclusive terms and conditions on which Employee may participate in the Cogentrix Profit-Sharing Plan (the "Profit-Sharing Plan") offered by Cogentrix to certain management-level employees. Employer hereby offers Employee participation in the Profit-Sharing Plan in accordance with the terms set forth herein in consideration for Employee's ability, loyalty, dedication and valuable service to Employer and for other good and valuable consideration the sufficiency of which is hereby mutually acknowledged:

SECTION I. DEFINITIONS

1.     Defined Terms.     As used in this Agreement, the following terms have the following meanings (such definitions to be equally applicable to both singular and plural forms of the terms defined):

"Accounting Firm"	shall mean KPMG or such other independent public accounting firm retained by the Board of Directors of Employer from time to time.
"Affiliate"

shall mean any corporation (i) which is a majority-owned direct or indirect subsidiary of Employer or which owns directly or indirectly fifty percent (50%) or more of Employer or which fifty percent (50%) or more of the voting control of which is directly or indirectly under common ownership with Employer and (ii) which is part of the consolidated group as determined in accordance with generally accepted accounting principles.

"Annual Distribution"	shall mean each payment by Employer to Employee in accordance with Section II herein.
"Credit Agreement"

shall mean any loan agreement, indenture or other credit facility entered into by Employer (or an Affiliate of Employer, if Employer has guaranteed all or a portion of its Affiliate's obligations thereunder), as in effect from time to time.

"Employment Termination"

shall mean the voluntary or involuntary termination or cessation of Employee's full-time employment with Employer and its Affiliates for any reason or circumstance other than (i) death or (ii) Total Disability.

"Initial Plan Year"	shall mean the twelve-month period commencing January l, 2003.
"Net Income Before Income Taxes ("NIBT")"

shall mean "Net Income Before Income Taxes" as set forth in the Consolidated Statement of Income constituting a part of the Consolidated Financial Statements of Employer and its Affiliates for each Plan Year (or portion thereof, as applicable) plus any accrual for payments to be made under the Profit Sharing Plan for all participants for such plan year. Such financial statements shall be prepared by Employer in accordance with generally accepted accounting principles as in effect from time to time applied on a consistent basis and verified by an audit performed by Employer's Accounting Firm.

"Plan Year"	shall mean the Initial Plan Year and each subsequent twelve-month period commencing each January 1 and ending the subsequent December 31.
"Term"

shall mean the period commencing with the Initial Plan Year and ending on the first to occur of the end of the fiscal quarter in which either an Employment Termination, death or Total Disability occurs.

"Total Disability"

shall mean the total and permanent inability by reason of illness or accident to perform the duties of the position at which the Employee is employed by the Employer or an Affiliate, as determined by the Board of Directors of Employer, based upon such evidence, including independent medical reports, as the Board deems necessary and desirable.

"Willful Misconduct"	shall mean actions of Employee constituting fraud, embezzlement, other criminal acts, or willful action which is a breach of Employee's duty of loyalty to Employer or any Affiliate.

SECTION II. ANNUAL DISTRIBUTIONS
1.

Amount of Payment.     Subject to the terms of this Agreement, Employee shall be entitled to receive, and Employer hereby agrees to make, an Annual Distribution equal to 1.0% (the "Applicable Percentage") of NIBT for each Plan Year, commencing with the Initial Plan Year and continuing through the Term of this Agreement. Employee acknowledges that such percentage has been determined by the Board of Directors of Employer ("Board) in their sole discretion, after consultation with the Compensation Committee of the Board, based on such criteria as deemed appropriate. Employer and Employee agree that such Applicable Percentage as in effect for any Plan Year shall be subject to adjustment upward or downward through the Term of this Agreement based on Board's evaluation of Employee's performance, by written notification from the Board to Employee. If no such written notification of a revised Applicable Percentage is delivered by April 15 of any year, the Applicable Percentage in effect for the previous Plan Year shall remain in effect for the then-current Plan Year. In the event the date of this Agreement is other than January 1, the amount to be received for the Initial Plan Year of participation shall be a prorated Annual Distribution, using the decimal generated by (i) the number of weeks ("X") from the date of this Agreement to the end of the Initial Plan Year divided by (ii) 52. (i.e., X/52 x Annual Distribution)

2.

Timing of Payment.     Subject to Sections II.3 and II.4 below, Employer shall use its best efforts to make payment to Employee of the Annual Distribution no later than April 15 each year for the Plan Year ended the preceding December 31.

3.

Conditions to Payment.     Employer shall make each Annual Distribution to Employee unless the Board of Directors of Employer determines, in the good faith exercise of its business judgement, either that (i) Employer is in default under any Credit Agreement prior to the Annual Distribution, or (ii) the payment of the Annual Distribution would, after giving effect to such distribution and to all other distributions under the Profit-Sharing Plan, create a default or event of default under, or otherwise breach a material covenant, representation or warranty of, any such Credit Agreement.

4.

Annual Distributions Not Paid.     Any Annual Distribution not paid to Employee by reason of the provisions of Section II.3 shall continue to be due and payable, with interest from April 15 until the date paid in full, which interest shall accrue at a floating rate equal to the prime rate of interest in effect from time to time as announced by Bank of America, N.A. (or its successor) in Charlotte, North Carolina. The Annual Distribution (and any interest thereon) shall be paid within thirty (30) days of Employer's determination that the conditions to payment set forth in Section II.3 will not be violated.

5.

Determination of NIBT.     Employee acknowledges that Employer shall have the responsibility to determine NIBT in accordance with generally accepted accounting principles in effect from time to time applied on a consistent basis. Employer's audited Consolidated Financial Statements, together with the Accounting Firm's report thereon, will be provided to Employee no later than March 31 of each year. Any recalculation of NIBT after such date resulting from any change in application of generally accepted accounting principles shall not affect the determination of NIBT for such prior fiscal year.

EMPLOYER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY AS TO THE AMOUNT OF NIBT OR OF ANY ANNUAL DISTRIBUTION WHICH EMPLOYEE SHALL ACTUALLY RECEIVE FROM TIME TO TIME, AND EMPLOYEE ACKNOWLEDGES THAT HE/SHE HAS HAD THE OPPORTUNITY TO MAKE FULL INQUIRY REGARDING THE FINANCIAL STATUS AND PROJECTIONS FOR THE COMPANY AND THE PROFIT-SHARING PLAN AND FULLY UNDERSTANDS AND ACCEPTS THE TERMS AND CONDITIONS HEREUNDER BY WHICH SUCH ANNUAL DISTRIBUTIONS SHALL BE DETERMINED.

SECTION III. EMPLOYMENT TERMINATION

1.

Employment Termination.     Except as set forth in this Section III, Employer shall not be obligated to make and Employee shall no longer be entitled to receive Annual Distributions for any period following Employment Termination of Employee. In the event of Employment Termination of Employee, other than termination for willful misconduct, during any Plan Year, the Annual Distribution for such Plan Year will be calculated by taking the applicable percentage of NIBT for the plan year in which the employment termination of employee occurs and divide such amount by 52; then multiply remainder by the number of weeks during the plan year for which employee was actively employed. Distribution of such payment will be made in accordance with Section II, herein. An employee terminated for willful misconduct shall not be entitled to any year end profit sharing payment.

2.

Severance Benefits.     In the event of an Employment Termination of Employee, except for a voluntary termination by Employee without "Good Reason" (as such term is defined in the Cogentrix Corporate Severance Benefits Plan) or an involuntary termination for Willful Misconduct, Employer shall be obligated to pay and Employee shall be entitled to receive a severance benefit (in addition to any Annual Distribution which Employee would receive under Section II.l. above for the then-current Plan Year) equal to the percentage of the highest Annual Distribution to which Employee was or is entitled in accordance with Section II above for any of the three full Plan Years preceding the Employment Termination:

Length of Full-time Employment Completed at Time of Employment Termination	Severance Benefit (Stated as % of Highest Annual Distribution for the three full preceding Plan Years)
3 years or less	25%
4 years	50%
5 years	75%
6 years	100%
7 years	125%
8 years	150%
9 years	175%
10 years or more	200%

Employer may, in its sole discretion, elect to pay the severance benefits under this Section III.2. in installments, the first of which shall be equal to twenty-five percent (25%) of the severance benefit due, payable within thirty (30) days of the date of Employment Termination, with the remaining seventy-five percent (75%) due and payable in twenty (20) consecutive equal monthly installments, without interest, commencing on the date sixty (60) days following the date of Employment Termination.

In the event of an Employment Termination due to a voluntary termination by Employee without "Good Reason" (as such term is defined in the Cogentrix Corporate Severance Benefits Plan) or an involuntary termination for Willful Misconduct, Employee is not entitled to any severance benefit.

3.

No Rights to Continued Employment.     Nothing in this Agreement or the Profit-Sharing Plan shall be construed to give the Employee any right to be retained in the employment of the Employer or any Affiliate or affect the right of Employer to dismiss Employee with or without cause.

SECTION IV. CONTINUATION OF PLAN BENEFITS
1.

Effect of Death or Total Disability.     In the event of death or Total Disability, Employer shall make and Employee (or his beneficiary as set forth below) shall be entitled to receive an Annual Distribution for such Plan Year equal to the Applicable Percentage of NIBT for the portion of the Plan Year through and including the end of the fiscal quarter in which the death or Total Disability of the Employee occurs. In addition, in the event of death or Total Disability, Employer shall be obligated to pay and Employee (or his beneficiary as set forth below) shall be entitled to receive a continuing plan termination benefit, if any, equal to the following number of years of continuing Annual Distributions (calculated with the Applicable Percentage in effect as of the date of death or Total Disability) payable for such subsequent years in accordance with and on the dates set forth in Section II above:

Length of Full-time Employment Completed as of Death or Total Disability	Additional Number of Plan Years for which Employee Entitled to Receive Annual Distribution
Less than 6 years	0
6 years	1
7 years	2
8 years	3
9 years	4
10 years or more	5

Following the date of Employee's death or Total Disability, Employee shall no longer participate in the Profit Sharing Plan under this Agreement and all further obligations and liabilities of Employer hereunder shall terminate as of such date (except as expressly set forth above).

2.

Death; Beneficiaries.     In the event of death of the Employee, Employer shall make any Annual Distributions due under Section IV.l. above to the Employee's beneficiary as designated in writing and filed with the Chief Executive Officer of the Employer, or if no designation has been made, to Employee's estate.

SECTION V. MISCELLANEOUS

1.	Amendments. No amendment, waiver or modification to this Agreement shall be valid or binding unless made in writing and executed by each of the parties hereto.
2.

Successors and Assigns.     Except as expressly set forth herein, neither party shall assign this Agreement, or any of its rights or obligations hereunder, unless it first shall have obtained the written consent thereto of the other party to this Agreement; provided that in the event of a reorganization or restructuring of Employer and its Affiliates, Employer may, by written notice to Employee but without Employee's consent, assign its obligations and liabilities under this Agreement to a successor corporation which would satisfy the definition of "Affiliate" hereunder, so long as all entities constituting Affiliates of Employer as of the date of execution of this Agreement remain as Affiliates immediately after any such restructuring or reorganization. Following any such restructuring or reorganization, Cogentrix Energy, Inc. shall no longer be liable hereunder and the term "Employer" shall be deemed to refer to such successor corporation for purposes of this Agreement. Subject to the foregoing provisions, this Agreement is valid, binding and enforceable against Employer and Employee, their successors and permitted assigns, in accordance with the terms hereof.

3.

Confidentiality.     Employee agrees that the terms and conditions of this Agreement and Employee's participation in the Profit-Sharing Plan shall be confidential and shall not be disclosed to any other employees of Employer or its Affiliates without the prior written consent of Employer.

4.

No Right, Title or Interest in Employer's Assets.     Employee shall have no right, title or interest in the common stock or any assets of Employer under this Agreement. Nothing contained herein shall be construed to create a trust of any kind, or a fiduciary relationship between the Employer and Employee or any other person. The rights of Employee hereunder shall be no greater than the rights of a general unsecured creditor of the Employer.

5.

No Alienation of Benefits.     Except as otherwise required by law or as expressly set forth herein, no amount payable to Employee hereunder shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind nor in any manner be subject to the debts and liabilities of Employee. Any attempt to alienate or assign any rights hereunder shall be void and of no effect.

6.

Complete Agreement.     The foregoing Agreement sets forth the entire and complete understanding of the parties hereto and supersedes any prior agreements, written or oral, as to the subject matter set forth herein. Employee acknowledges that Employer may, in its sole discretion, from time to time enter into other incentive compensation plans with other employees and that Employer may in its sole discretion enter into future incentive compensation plans with Employee, and that in each case such plans may contain similar or differing terms, conditions, and participation percentages. None of the provisions of such other plans shall be relevant in interpreting any provisions of this Agreement, each plan with each Employee being a separate contract for all purposes. Notwithstanding any of the foregoing provisions of this Section V.6., the terms of the Employment Agreement between Employer and Employee, dated August 14, 2003, as it may be amended or altered by its terms from time to time, shall control to the extent its terms are inconsistent with the provisions of this Agreement.

7.

Governing Law.     This Agreement shall be governed in all respects by the internal laws of the State of North Carolina and each party hereby submits to the exclusive jurisdiction of the State and Federal courts located in Charlotte, North Carolina.

          IN WITNESS WHEREOF, each of the undersigned has executed or caused this Agreement to be executed pursuant to authority duly granted as of the date set forth above.

EMPLOYER:
COGENTRIX ENERGY, INC.

By:     /s/  Mark F. Miller
Mark F. Miller
President
Chief Operating Officer

EMPLOYEE:

     /s/  James E. Lewis
          James E. Lewis